Exhibit 10.16

SUBLEASE AGREEMENT

This Sublease Agreement (“Sublease”) is made effective as of the 31st day of October, 2001, (the “Effective Date”) by and between Entrust, Inc., a Maryland corporation (“Sublessor”), and Roxio, Inc., a Delaware corporation (“Sublessee”). Sublessor agrees to sublease to Sublessee, and Sublessee agrees to sublease from Sublessor, those certain premises situated in the City of Santa Clara, County of Santa Clara, State of California, consisting initially of approximately 62,500 square feet of space known as 455 El Camino Real, Santa Clara, California, more particularly set forth on Exhibit “A” hereto (the “Subleased Premises”). At such time as Sublessor vacates the Sublessor Premises the Subleased Premises shall be increased to approximately 75,000 square feet as set forth below.

ARTICLE 1

MASTER LEASE AND OTHER AGREEMENTS

1.1 Subordinate to Master Lease. Except as specifically set forth herein, this Sublease is subject and subordinate to all of the terms and conditions of the lease (the “Original Lease”) entered into on November 14, 2000, between Sobrato Interests II, a California limited partnership (“Master Lessor”) and Sublessor as “Tenant” as amended by that certain First Amendment to Lease dated July 26, 2001 (the “Amendment”). The Original Lease and the Amendment shall hereinafter collectively be referred to as the “Master Lease”. Sublessee hereby assumes and agrees to perform the obligations of Lessee under the Master Lease as more particularly set forth hereafter. Unless otherwise defined, all capitalized terms used herein shall have the same meanings as given them in the Master Lease. A copy of the Master Lease is attached hereto as Exhibit “B” and incorporated into this Sublease except to the extent excluded by this Sublease. Sublessee shall not commit or permit to be committed any act or omission which would violate any term or condition of the Master Lease. Sublessee shall neither do nor permit anything to be done which would constitute a default (beyond applicable notice and cure periods) under the Master Lease, and Sublessee shall indemnify and hold Sublessor harmless from and against all liability, judgments, costs, demands, claims, and damages of any kind whatsoever (including, without limitation, attorneys’ fees and court costs) by reason of such default. In the event of the termination of Sublessor’s interest as Lessee under the Master Lease for any reason other than for Sublessor’s breach, then this Sublease shall terminate automatically upon such termination without any liability of Master Lessor or Sublessor to Sublessee except as set forth herein. Sublessee represents and warrants to Sublessor that it has read and is familiar with the Master Lease.

Sublessor represents and warrants to Sublessee that the Master Lease is in full force and effect, the Master Lease attached as Exhibit B is a true and complete copy of the Master Lease, and that there exists no amendments, modifications or other agreements (whether oral or written) affecting the Master Lease, that no default or event that, with the passing of time or the giving of notice or both, would constitute a default, exists on the part of Sublessor, or, to Sublessor’s knowledge, the Master Lessor. Sublessor agrees to maintain the Master Lease in full force and effect, except to the extent that any failure to maintain the Master Lease is due to the failure of Sublessee to comply with his obligations under this Sublease. Sublessor shall not voluntarily terminate or amend or modify the Master Lease in such a manner as to materially adversely affect Sublessee’s use of the Subleased Premises or increase the obligations or increase the rights of Sublessee hereunder, without the prior written consent of Sublessee, which shall not be unreasonably withheld.

1.2 Applicable Provisions. All of the terms and conditions contained in the Master Lease as they may apply to the Subleased Premises, except those directly contradicted by the terms and conditions contained in this document, and specifically except for Paragraphs 1, 4A, 4C, 4D, 5, 6A, 6B, 13(i), the words “or vacation” in 13(ii), 14B, 17A(i) relating to Landlord’s right to terminate lease and also then references to recapture in 17A, 18, 19C, Exhibit B, Exhibit C, Exhibit D and on the Amendment paragraphs 1, 2, and 3 are incorporated herein and shall be terms and conditions of this Sublease (with each reference therein to “Landlord” or “Lessor”, “Tenant” or “Lessee” and “Lease” to be deemed to refer to Sublessor, Sublessee, and Sublease, respectively, as appropriate except the following provisions that are incorporated herein, the reference to Landlord or Lessor shall mean Master Lessor only: 8A and 15), and along with all of the following terms and conditions set forth in this document, shall constitute the complete terms and conditions of this Sublease.

1.3 Obligations of Sublessor. Notwithstanding anything herein contained, the only services or rights to which Sublessee is entitled hereunder are those to which Sublessor is entitled under the Master Lease, and for all such services and rights Sublessee shall look solely to the Master Lessor under the Master Lease, and the obligations of Sublessor hereunder shall be limited to using due diligence and its reasonable good faith efforts to obtain the performance by Master Lessor of its obligations. Such due diligence and good faith efforts shall include (a) upon Sublessee’s written request, promptly notify Master Lessor of its non-performance under the Master Lease, and requesting that Master Lessor perform its obligations under the Master Lease, and (b) upon Subtenant’s written request, if Master Lessor’s non-performance continues beyond any applicable cure periods provided in the Master Lease, commencing a lawsuit or other action against Master Lessor to obtain the performance required from Master Lessor under the Master Lease. Sublessor shall have no liability to Sublessee or any other person for damage of any nature whatsoever as a result of the failure of Master Lessor to perform said obligations except for Master Lessor’s termination of the Sublessor’s interest as Lessee under the Master Lease in the event of Sublessor’s breach of the Master Lease. Each party (the “Indemnifier”) shall defend, indemnify and hold the other (the “Indemnified”) harmless from and against any damages, claims or costs (save for claims, damages or costs arising from consequential damages or damages for loss of profit) including attorneys’ fees incurred by the Indemnified from the Indemnifier’s breach of the Master Lease. Each party’s obligations under this section shall survive the termination of this Sublease.

ARTICLE 2

TERM

2.1 Term. The term of this Sublease shall commence on the later of (i) April 1, 2002, or (ii) 30 days after the Sublease has been fully executed, the Subleased Premises are Substantially Complete (as defined herein) and Master Lessor’s consent has been obtained pursuant to Article 10 herein. This shall be referred to as the “Commencement Date.” The term of this Sublease shall end on November 30, 2006, unless sooner terminated pursuant to any provision of the Master Lease applicable to the Subleased Premises or extended pursuant to Sublessee’s option to extend (the “Expiration Date”). Sublessor shall have no obligation to Sublessee to exercise any of its options to extend under the Master Lease.

2.2 Option to Extend. Sublessee shall have the option to extend the term of this Sublease for an additional period of fifty-three (53) months by giving Sublessor written notice of its intent to exercise such option to extend (the “Extension Option Notice”) at a time that is no later than six (6) months nor earlier than eighteen (18) months prior to the initial Expiration Date.

2.3 Base Rent During the Option Period. Base rent during the option term shall be the fair market rent (“Fair Market Rent”) as agreed between the parties. If the parties cannot agree on Fair Market Rent, it shall be determined as follows: If Sublessor and Sublessee are unable to agree on the Fair Market Rent within thirty (30) days after the date of the Extension Option Notice then Sublessor and Sublessee shall each select a licensed real estate broker or sales person with at least seven (7) years experience in leasing comparable properties in the Santa Clara area to determine the Fair Market Rent for the Subleased Premises. Each broker shall each submit their estimate of the Fair Market Rent within thirty (30) days of their selection to both Sublessor and Sublessee. If the Fair Market Rent each submits is with five percent (5%) of the other then the average of the two will be deemed the Fair Market Rent and will be the Base Rent for the renewal term. If the difference is greater than five percent (5%) then a third broker shall be selected by the two previous brokers who shall then within ten (10) days of the third broker selection, determine which of the previous two brokers’ rate is closest to the Fair Market Rent. The third broker shall notify Sublessor and Sublessee of the third brokers’ determination which shall be binding on both parties and shall be the Base Rent for the renewal term.

2.4 Sublessor’s Inability to Deliver Subleased Premises. In the event Sublessor is unable to deliver possession of the Subleased Premises on or before the January 1, 2002, Sublessor shall not be liable for any damage caused thereby, nor shall this Sublease be void or voidable, but Sublessee shall not be liable for Rent until such time as Sublessor offers to deliver possession of the Subleased Premises to Sublessee, but the term hereof shall not be extended by such delay. In the event Sublessor has been unable to deliver possession of the Subleased Premises within thirty (30) days after February 1, 2002, Sublessee, at Sublessee’s sole option, may terminate this Sublease, and the Security Deposit and Prepaid Rent shall be returned to Sublessee.

2.5 Early Access. Sublessee and its vendors, consultants, contractors and agents shall have full access to the Subleased Premises upon receipt of a fully executed Sublease and Master Lessor’s consent pursuant to Article 10 (“Early Access”). Such Early Access shall be subject to all the terms and conditions of this Sublease, other than the payment of Rent.

ARTICLE 3

RENT

3.1 Rent. Sublessee shall pay to Sublessor each month during the term of this Sublease, in advance, and on or before the first of each month (“Base Rent”) as set forth below. Rent for partial months at the commencement or termination of this Sublease shall be prorated. Rent shall be paid to the Sublessor at its business address noted herein, or at any other place Sublessor may from time to time designate by thirty (30) days prior written notice mailed or delivered to Sublessee. On the Commencement Date, Sublessee shall pay to Sublessor the amount of four hundred sixty-two thousand, five hundred and no/100 dollars ($462,500.00) (the “Payment”). The Payment is in addition to the Prepaid Rent (defined below) and if unpaid shall be treated as non-payment of Rent.

BASE RENT

Month	$/Sq Foot
1-8:	$1.85
9-20:	$1.94
21-32:	$2.04
33-44	$2.35
45-56:	$2.75

3.2 Prepaid Rent. Upon execution hereof, Sublessee shall pay to Sublessor the sum of two hundred thirty one thousand, two hundred fifty-one and no/100 dollars ($231,250.00) as prepaid rent (“Prepaid Rent”) to be applied to the first two months of Rent (April and May 2002).

3.3 Additional Rent. If Sublessor shall be charged for additional rent or other sums pursuant to any of the provisions of the Master Lease, Sublessee shall be liable for its pro rata share (defined herein) of such additional rent or sums. Notwithstanding the foregoing or anything to the contrary in this Sublease, Sublessee shall not be required to pay any additional rent or to perform any obligation that is (1) fairly allocable to any period of time prior to the Commencement Date or following the expiration or sooner termination of this Sublease (for any reason other than Sublessee’s default), (2) fairly allocable to any portion of the Master Premises other than the Subleased Premises, (3) payable as a result of a default by Sublessor of any of its obligations under the Master Lease, or as a result of the negligence or willful misconduct of Sublessor or any of its agents, employees, or contractors, or (4) incurred for the sole benefit of Sublessor. If Sublessee shall procure any additional services from Master Lessor, or if additional rent or other sums are incurred for Sublessee’s sole benefit, Sublessee shall make such payment to Sublessor or Master Lessor, as Sublessor shall direct and such charges shall not be pro rated between Sublessor and Sublessee. Any rent or other sums payable by Sublessee under this Article 3 shall constitute and be due as additional rent. Base Rent, Personal Property Rent and additional rent shall herein be referred to as “Rent”.

3.4 Pro Rata Share. Sublessee’s pro rata share under this Sublease shall be calculated by multiplying the total additional rent or other charge due by a fraction, the numerator of which shall be the approximate square footage of the Subleased Premises and the denominator of which shall be the approximate square footage of the entire premises under the Master Lease. All measurements noted in this Section are included in the Master Lease. Sublessee acknowledges all square footage measurements noted and relied on in this Sublease and the Master Lease are estimates, and no adjustments shall be made based upon any actual measurements which may be made.

ARTICLE 4

SECURITY DEPOSIT

4.1 Security Deposit. Upon execution hereof, Sublessee shall deposit with Sublessor the sum of Two Hundred Six Thousand Two Hundred Fifty and no/100 Dollars ($206,250.00) as and for a Security Deposit to secure Sublessee’s full and timely performance of all of its obligations hereunder. If Sublessee fails to pay Rent or any other sums as and when due hereunder, or otherwise defaults with respect to any provision of this Sublease, Sublessor may (but shall not be obligated to) use, apply, or retain all or any portion of said deposit for payment of any sum for which Sublessee is obligated or which will compensate Sublessor for any loss or damage which Sublessor may suffer thereby including, without limitation, any damage that will result in the future through the term of the Sublease, to repair damage to the Subleased Premises or to clean the Subleased Premises at the end of the term. Any such use, application, or retention shall not constitute a waiver by Sublessor of its right to enforce its other remedies hereunder, at law, or in equity. If any portion of said deposit is so used, applied, or retained, Sublessee shall, within ten (10) days after delivery of written demand from Sublessor, restore said deposit to its original amount. Sublessee’s failure to do so shall constitute a material breach of this Sublease, and in such event Sublessor may elect, among or in addition to other remedies, to terminate this Sublease. Sublessor shall not be a trustee of such deposit, and shall not be required to keep this deposit separate from its accounts. Sublessor alone shall be entitled to any interest or earnings thereon and Sublessor shall have the free use of same. If Sublessee fully and faithfully performs all of its obligations hereunder, then so much of the deposit as remains shall be returned to Sublessee (without payment of interest or earnings thereon) within 30 days after the later of (i) expiration or sooner termination of the term hereof, or (ii) Sublessee’s surrender of possession of the Subleased Premises to Sublessor.

ARTICLE 5

DEMISE AND CONDITION OF PREMISES

5.1 Demise of the Premises. Effective as of the Commencement Date the Subleased Premises shall consist of sixty two thousand five hundred (62,500) square feet of space as set forth on Exhibit A.

5.2 Sublessor Premises. Sublessor shall occupy the east side of the third (3rd) floor and the existing laboratory also located on the third (3rd) floor of the building (“Sublessor’s Premises”) consisting of approximately twelve thousand five hundred (12,500) square feet of space. Sublessor shall vacate Sublessor’s Premises on December 1, 2005, except as set forth herein. Sublessor shall be responsible for all costs associated with demising the Sublessor’s Premises prior to the Commencement Date, and removal of demising walls and restoring the “Premises” as defined in the Master Lease upon vacating the Sublessor’s Premises. At any time after the second anniversary of the Commencement Date, Sublessee shall have the ongoing right to terminate Sublessor’s occupancy of the Sublessor’s Premises by providing Sublessor with nine (9) months’ prior written notice. Upon the earlier termination of the Sublessor’s Premises or December 1, 2005, the Sublessor’s Premises shall form a part of the Subleased Premises and this Sublease shall thereupon be deemed amended accordingly. Sublessor shall return the Sublessor’s Premises to Sublessee broom-clean with all building systems in good operating order, condition and repair and in the same condition as the original Subleased Premises were delivered to Sublessee on the Commencement Date.

5.3 Condition of the Subleased Premises. Sublessor, at Sublessor’s sole cost and expense, shall deliver the Subleased Premises on the Commencement Date with all building systems and subsystems including but not limited to H.V.A.C., roof membrane, electrical, plumbing, parking lot, and all other items for which Sublessor is responsible under the Master Lease in good working order and repair. Sublessor shall be solely responsible for any costs incurred to bring the Subleased Premises into compliance with any municipal, state, and federal statutes, rules regulations, ordinance, requirements and orders, now in force pertaining to any and all conditions existing prior to the Commencement Date, including without limitation, any statutes, rules, regulations, ordinance, requirements, or orders requiring installation of fire sprinkler systems, seismic reinforcement and related alterations, removal of asbestos, and compliance with the Americans With Disabilities Act and Title 24 requirements. In the event Sublessee provides by written notice to Sublessor any violation with this Section 5.3, Sublessor shall make such necessary repairs within thirty (30) days.

Sublessor warrants that, to the best of its knowledge as of the Commencement Date: there are no material defects in the Subleased Premises or building which would unreasonably interfere with Sublessee’s use and enjoyment of the Subleased Premises.

5.4 Surrender. Sublessee shall keep the Subleased Premises, and every part thereof in good order and repair. Sublessee shall surrender the Subleased Premises in the same condition as received, ordinary wear and tear excepted, provided Sublessee performs all necessary maintenance, repair and cleaning to maintain the Subleased Premises in the condition it was deliver at the Commencement Date. Notwithstanding the foregoing, Sublessee in no event shall have any liability, or responsibility, for the removal or restoration for any alterations, improvements, or additions constructed prior to the Commencement Date, that comprise of Sublessee’s Initial Tenant Improvements (defined in Section 7.2 below) or those that were not constructed by or for the benefit of Sublessee.

ARTICLE 6

INSURANCE

6.1 Sublessee’s Insurance. With respect to the Tenant’s insurance under the Master Lease, the same is to be provided by Sublessee as described in the Master Lease related to the

Subleased Premises and such policies of insurance shall include as additional insureds Master Lessor, Sublessor and any lender as required by Master Lessor to the extent of their interests and obligations. Sublessee’s insurance shall be primary and non-contributory. Sublessee shall provide Certificate(s) of Insurance providing insurance acceptable to Sublessor within fifteen (15) days of execution of this Sublease. The Sublessor requires not less than thirty (30) days notice in writing if the policy(s) are cancelled or terminated.

6.2 Waiver of Subrogation. With respect to the waiver of subrogation contained in the Master Lease, such waiver shall be deemed to be modified to constitute an agreement by and among Master Lessor, Sublessor and Sublessee (and Master Lessor’s consent to this Sublease shall be deemed to constitute its approval of this modification).

6.3 Sublessor’s Insurance. Sublessor shall have no obligation to provide or carry insurance of any kind or perform any repair, replacement, or any other requirement imposed upon Master Lessor as Landlord pursuant to the Master Lease in the event of damage to all of or any part of the Building. Sublessee acknowledges and agrees that Sublessor shall not be responsible or liable to Sublessee for any loss or damage at Subleased Premises, unless resulting from the negligence or willful misconduct of Sublessor.

ARTICLE 7

USE OF PREMISES; PARKING; IMPROVEMENTS

7.1 Use of Premises. Sublessee shall use the Subleased Premises only for those purposes permitted in the Master Lease.

7.2 Alterations; Improvements. Sublessee shall not make any alterations, improvements, or modifications to the Subleased Premises without the express prior written consent of Sublessor and of Master Lessor, which consent by Sublessor shall not be unreasonably withheld. Notwithstanding the foregoing, the parties acknowledge that Sublessee intends to perform certain initial tenant improvements (“Initial Tenant Improvements”) which are attached as Exhibit ”C” hereto. In executing this Sublease Agreement, Sublessor hereby consents to the Initial Tenant Improvements. On termination of this Sublease, Sublessee shall remove any or all of such improvements, other than the Initial Tenant Improvements, and restore the Subleased Premises (or any part thereof) to the same condition as of the Commencement Date of this Sublease, reasonable wear and tear and damage by casualty and condemnation excepted or as otherwise instructed in writing by either Sublessor or Master Lessor. Should Sublessee fail to remove such improvements and restore the Subleased Premises on termination of this Sublease unless instruction otherwise in writing as set forth above, Sublessor shall have the right to do so, and charge Sublessee therefor.

7.3 Parking. At no charge to Sublessee, and subject to the rules and regulations imposed from time to time by Master Lessor, Sublessee shall have the right to the non-exclusive use of two hundred and ten (210) parking spaces in the common parking areas. Sublessee shall have, if the Master Lease so provides, the right to reserve up to ten percent (10%) of its parking allocation for Sublessee’s visitors, employees and vendors. Sublandlord shall retain the use of fifty (50) parking spaces so long as it occupies the Sublessor’s Premises. Once Sublessor vacates the Sublessor’s Premises, the fifty (50) parking spaces shall be provided to Sublessee at no charge. All Sublessor parking shall be in the common parking areas and shall be non-reserved.

ARTICLE 8

ASSIGNMENT, SUBLETTING & ENCUMBRANCE

8.1 Consent Required. Sublessee shall not assign this Sublease or any interest therein nor shall Sublessee sublet, license, encumber or permit the Subleased Premises or any part thereof to be used or occupied by others, without Sublessor’s and Master Lessor’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed. The consent by Sublessor and Master Lessor to any assignment or subletting shall not waive the need for Sublessee (and Sublessee’s assignee or subtenant) to obtain the consent of Sublessor and Master Lessor to any different or further assignment or subletting. Except as set forth herein, all provisions set forth in the Master Lease regarding assignments and subletting shall apply, and to the extent there is any Bonus Rents, (Rent paid by such Assignee or SubSublessee in excess of Rent paid by Sublessee hereunder after deducting leasing commissions, attorneys’ fees, and tenant improvements) the Bonus Rent shall first be split per the Master Lease and any Bonus Rent to go to Sublessee shall be split 50/50 with Sublessor to be paid to Sublessor within ten (10) days of receipt by Sublessee.

8.2 Form of Document. Every assignment, agreement, or sublease shall (i) recite that it is and shall be subject and subordinate to the provisions of this Sublease, that the assignee or subtenant assumes Sublessee’s obligation hereunder, that the termination of this Sublease shall at Sublessor’s sole election, constitute a termination of every such assignment or sublease, and (ii) contain such other terms and conditions as shall be reasonably requested.

8.3 No Release of Sublessee. Regardless of Sublessor’s consent, no subletting or assignment shall release Sublessee of Sublessee’s obligation or alter the primary liability of Sublessee to pay the Rent and to perform all other obligations to be performed by Sublessee hereunder. The acceptance of Rent by Sublessor from any other person shall not be deemed to be a waiver by Sublessor of any provision hereof. In the event of default by any assignee, subtenant or any other successor of Sublessee, in the performance of any of the terms hereof, Sublessor may proceed directly against Sublessee without the necessity of exhausting remedies against such assignee, subtenant or successor.

8.4 Default. An involuntary assignment shall constitute a default and Sublessor shall have the right to elect to terminate this Sublease, in which case this Sublease shall not be treated as an asset of Sublessee.

8.5 Merger and Acquisition and Permitted Transfer. Notwithstanding anything to the contrary in this Sublease, Sublessee may, without Sublessor’s prior written consent and without the right of recapture or any participation by Sublessor in assignment and subletting proceeds, sublet the Subleased Premises or assign the Sublease to: (i) a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Sublessee, (ii) a successor corporation related to Sublessee by merger, consolidation, nonbankruptcy reorganization, or government action; or (iii) a purchaser of substantially all of Sublessee’s assets located in the

Subleased Premises. The above is referenced hereafter as “Permitted Transfer”. For the purpose of this Sublease, sale of Sublessee’s capital stock through any public exchange or issuances for purposes of raising financing shall not be deemed an assignment, subletting, or any other transfer of the Sublease or the Subleased Premises.

8.6 No. Recapture. Notwithstanding anything contained herein or the Master Lease to the contrary, Sublessor shall have no right to recapture all or any portion of the Subleased Premises in the event of a sublease or assignment by Sublessee.

ARTICLE 9

DEFAULT

9.1 Default Described. The occurrence of any of the following shall constitute a material breach of this Sublease and a default by Sublessee: (i) failure to pay Rent or any other amount within ten (10) days after written notice that such is due; (ii) all those items of default set forth in the Master Lease which remain uncured after the cure period provided in the Master Lease; or (iii) Sublessee’s failure to perform timely and subject to any cure periods any other material provision of this Sublease or the Master Lease as incorporated herein.

9.2 Sublessor’s Remedies. Sublessor shall have the remedies set forth in the Master Lease as if Sublessor is Master Lessor. These remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law.

9.3 All Sums Due and Payable as Rent. Sublessee shall also pay without notice, or where notice is required under this Sublease, immediately upon demand without any abatement, deduction, or setoff, as additional rent all sums, impositions, costs, expenses, and other payments which Sublessee in any of the provisions of this Sublease assumes or agrees to pay, and, in case of any nonpayment thereof, Sublessor shall have, in addition to all other rights and remedies, all the rights and remedies provided for in this Sublease or by law in the case of nonpayment of rent.

9.4 Sublessor Default. For purposes of this Sublease, Sublessor shall not be deemed in default hereunder unless and until Sublessee shall first deliver to Sublessor thirty (30) days’ prior written notice, and Sublessor shall fail to cure said default within said thirty (30) day period, or in the event Sublessor shall reasonably require in excess of thirty (30) days to cure said default, shall fail to commence said cure with said thirty (30) day period, and thereafter diligently to prosecute the same to completion.

9.5 Notice of Event of Default under Master Lease. Sublessor shall notify Sublessee of any Event of Default under the Master Lease, or of any other event of which Sublessor has actual knowledge which will impair Sublessee’s ability to conduct its normal business at the Subleased Premises, as soon as reasonably practicable following Sublessor’s receipt of notice from Master Lessor of an Event of Default or Sublessor’s actual knowledge of such impairment.

ARTICLE 10

CONSENT OF MASTER LESSOR

10.1 Precondition. The Master Lease requires that Sublessor obtain the consent of Master Lessor to any subletting by Sublessor. This Sublease shall not be effective unless and until Master Lessor signs a consent to this subletting satisfactory to Sublessor and Sublessee.

ARTICLE 11

HAZARDOUS MATERIALS

11.1 Hazardous Materials. Notwithstanding anything contained herein or in the Master Lease to the contrary, Sublessee shall not store, use, or dispose of any Hazardous or Toxic Material on, under, or about the Subleased Premises. As used herein, “Hazardous or Toxic Materials” shall include but not be limited to asbestos containing materials (“ACM”) petroleum products, radioactive materials, polychlorinated biphenyls (PCBs) and substances or compounds containing PCBs and all other materials, substances, wastes, and chemicals classified, defined, listed, or regulated as, or containing, a “hazardous substances,” “hazardous materials,” or “toxic substances,” “pollutant,” “contaminant,” “solid waste” under any Environmental Law or which may become regulated by or under the authority of any Environmental Law. As used herein, the term “Environmental Laws” shall include any and all local, state or federal laws, statutes, rules, regulations, ordinances, orders, permits, licenses or other applicable governmental restrictions, guidelines or legal requirements, relating directly or indirectly to human health or safety or environment, or the presence, handling, treatment, storage, disposal, recycling, reporting, remediation, investigation, or monitoring of hazardous or toxic material including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.

11.2 Sublessee’s Indemnity. Sublessee shall be solely responsible for and shall defend, indemnify and hold Sublessor and its partners, employees and agents harmless from and against all claims, penalties, expenses and liabilities, including attorneys’ and consultants’ fees and costs, arising out of or caused in whole or in part, directly or indirectly, by or in connection with its storage, use, disposal or discharge of Hazardous Materials whether in violation of this section or not, or Sublessee’s failure to comply with any Hazardous Materials law. Sublessee shall further be solely responsible for and shall defend, indemnify and hold Sublessor harmless from and against any and all claims, costs and liabilities, including attorneys’ and consultants’ fees and costs, arising out of or in connection with the removal, cleanup, detoxification, decontamination and restoration work and materials necessary to return the Subleased Premises to their condition existing prior to Sublessee’s storage, use or disposal of the Hazardous Materials on the Subleased Premises. For the purposes of the indemnity provisions hereof, any acts or omissions of Sublessee or by employees, agents (except Sublessor), assignees, contractors or subcontractors of Sublessee (whether or not they are negligent, intentional or unlawful) shall be strictly attributable to Sublessee. Sublessee’s obligations under this section shall survive the termination of this Sublease.

ARTICLE 12

MISCELLANEOUS

12.1 Conflict with Master Lease; Interpretation. In the event of any conflict between the provisions of the Master Lease and this Sublease, the Master Lease shall govern and control except to the extent directly contradicted by the terms of this Sublease. No presumption shall apply in the interpretation or construction of this Sublease as a result of Sublessor having drafted the whole or any part hereof.

12.2 Remedies Cumulative. The rights, privileges, elections, and remedies of Sublessor in this Sublease, at law, and in equity are cumulative and not alternative.

12.3 Waiver of Redemption. Sublessee hereby expressly waives any and all rights of redemption to which it may be entitled by or under any present or future laws in the event Sublessor shall obtain a judgment for possession of the Premises.

12.4 Signage. Sublessee, at its sole cost and expense, shall have the exclusive right to install signage as permitted under the Master Lease on the exterior of the building and shall have the right to install exterior monument signage. The exterior monument signage shall be shared with Sublessor, subject to Sublessor’s and Master Lessor’s consent as set forth in the Master Lease.

12.5 Due Authority of Sublessee. If Sublessee signs as a corporation, each of the persons executing this Sublease on behalf of Sublessee represent and warrant that they have the authority to bind Sublessee, Sublessee has been and is qualified to do business in the State of California, that the corporation has full right and authority to enter into this Sublease, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. If Sublessee signs as a partnership, trust or other legal entity, each of the persons executing this Sublease on behalf of Sublessee represent and warrant that they have the authority to bind Sublessee, Sublessee has complied with all applicable laws, rules and governmental regulations relative to its right to do business in the State of California and that such entity on behalf of the Sublessee was authorized to do so by any and all appropriate partnership, trust or other actions. Sublessee agrees to furnish promptly upon request a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the authorization of Sublessee to enter into this Sublease.

12.6 Due Authority of Sublessor. If Sublessor signs as a corporation, each of the persons executing this Sublease on behalf of Sublessor represent and warrant that they have the authority to bind Sublessor, Sublessor has been and is qualified to do business in the State of California, that the corporation has full right and authority to enter into this Sublease, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. If Sublessor signs as a partnership, trust or other legal entity, each of the persons executing this Sublease on behalf of Sublessor represent and warrant that they have the authority to bind Sublessor, Sublessor has complied with all applicable laws, rules and governmental regulations relative to its right to do business in the State of California and that such entity on behalf of the Sublessor was authorized to do so by any and all appropriate partnership, trust or other actions. Sublessor agrees to furnish promptly upon request a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the authorization of Sublessor to enter into this Sublease.

12.7 Approvals. Whenever the Sublease requires an approval, consent, designation, determination, selection or judgment by either Sublessor or Sublessee, such approval, consent, designation, determination, selection or Judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed and, in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.

12.8 Substantial Completion. “Substantial Completion” shall be defined as the date that Sublessor delivers the Subleased Premises to Sublessee (a) in “broom-clean” condition; (b) a Certificate of Occupancy for a permanent occupancy or its equivalent (if available) has been issued by the City or other applicable government agency for the Subleased Premises (subject only to completion of Initial Tenant Improvements, which shall be the responsibility of Sublessee); (c) all building systems (including but not limited to, electrical, sprinkler, life/safety, plumbing, heating, air conditioning systems and other distribution into the Subleased Premises) are operational and in good working order and all fixtures and equipment have been completely installed, subject to completion of punchlist items.

12.9 Furniture. Sublessee, at no charge, shall have the right to use all furniture and furnishings within the Subleased Premises (“Furniture”) which Furniture shall consist of the furniture work stations, office furniture, fixtures and equipment installed or to be installed by Sublessor in the Subleased Premises as more particularly listed on Exhibit D attached hereto. The Furniture located in Sublessor’s Premises shall remain after Sublessor vacates Sublessor’s Premises and become part of the Furniture and shall be delivered in good condition. Sublessee shall have the right to reconfigure the Furniture at its sole cost and expense. Upon the expiration date or sooner termination of the Sublease, Sublessee shall have no requirement to further reconfigure the Furniture, but may leave in its “as-is” “where-is” condition.

12.10 Insurance Deductibles. Notwithstanding anything contained herein or the Master Lease to the contrary, Sublessee shall not be responsible for any insurance deductibles under the Master Lease to the extent such insurance deductibles, in the aggregate, exceed $15,000.00 per year.

ARTICLE 13

NON-DISTURBANCE AGREEMENT & LETTER OF CREDIT

13.1 Non-Disturbance Agreement. Concurrently with the execution of the Sublease, Sublessor will provide Sublessee with a non-disturbance agreement (“NDA”) in favor of Sublessee from the Master Lessor affecting the Subleased Premises and the Sublessor’s Premises. Any such NDA shall confirm the terms and conditions of the Sublease provided, however, that Sublessee agrees to modify the rental provisions of the Sublease (specifically, the rent and rent increases) to reflect current fair market conditions (the “Fair Market Value”) as reasonably determined by the Master Lessor and Sublessee, or alternatively by the same method for determining Fair Market Rent as in Section 2.3. In addition, Master Lessor shall covenant and agree to Sublessee’s quiet and peaceful possession of the Premises.

13.2 Letter of Credit. Concurrently with the execution of the Sublease, Sublessor shall deliver to Sublessee an irrevocable, unconditional, standby Letter of Credit (“LOC”) in the amount of $6,200,000.00 from a financial institution reasonably approved by Sublessee (“Issuer”) to secure Sublessor’s obligation to Sublessee that it will perform all of its obligations under the Master Lease for the initial term of the Sublease and for any extended period of attornment required by Master Lessor in its Consent to this Sublease. The LOC shall provide that draws, including partial draws, at Sublessee’s election will be honored upon the delivery to Issuer a certificate signed by Sublessee, or its authorized agent, that Sublessee is entitled to make the requested draw pursuant to the terms of the Sublease. If Sublessor fails to pay rent or any other sums as and when due under the Master Lease, or otherwise defaults under the Master Lease, Sublessee may, to the extent called upon by the Master Lessor to pay amounts in excess of those to be paid under this Sublease, use, apply or retain all or any portion of the LOC for payment of any sum for which Sublessor is obligated under the Master Lease. Any draw or partial draw of the LOC shall not constitute a waiver by Sublessee of its right to enforce its other remedies hereunder, at law or in equity. The LOC shall be in effect for the entire initial term of this Sublease and for any extended period of attornment required by Master Lessor in its Consent to this Sublease. The LOC will automatically renew each year during the Sublease term unless the beneficiary under the LOC is given at least thirty (30) days prior notice of a non-renewal by the issuing bank and Sublessee shall be able to draw on the LOC in the event of such notice. The LOC shall be adjusted up or down on each anniversary of the Commencement Date of the Sublease to reflect the total difference (undiscounted) between the Fair Market Value and the remaining rent due under the Sublease, except there shall be no downward adjustment if Sublessor is in default under the terms of the Master Lease. Example: Assume there are five (5) years remaining in the term and that the average remaining rental rate is $3.09 per square foot per month. If the Sublessor and Sublessee agree that the then Fair Market Value is $4.00 per square foot per month with four percent (4%) annual increases, the average Fair Market Value is $4.33 per square foot per month. Given these numbers, the LOC would be adjusted to $5,580,000.00 [($4.33 - $3.09) x 75,000 SF x 60 months = $5,580,000)]. Sublessee shall pay all reasonable fees associated with said LOC.

13.3 Offer Letter. Not more than ninety (90) days and not less then sixty (60) days prior to each anniversary of the Commencement Date of the Sublease, Sublessor shall deliver to Sublessee a letter (“Offer Letter”) with Sublessor’s opinion of the then Fair Market Value of the Premises to determine the amount of the LOC for the next twelve (12) months. Sublessee shall have thirty (30) days (“Sublessee’s Review Period”) after receipt of the Offer Letter to accept or reject the Offer Letter in writing. If Sublessee accepts the Offer Letter, Sublessor shall adjust the LOC accordingly prior to the applicable anniversary of the Sublease. If Sublessee rejects the Offer Letter, Sublessee and Sublessor shall use their best efforts to negotiate a mutually agreeable Fair Market Value by the date that is thirty (30) days prior to the applicable anniversary date (“Outside Agreement Date”).

13.4 Arbitration. If Sublessor and Sublessee are unable to agree on the Fair Market Value on or before the Outside Agreement Date, then Sublessor and Sublessee shall each select a licensed real estate broker or salesperson with at least seven (7) years experience in leasing comparable properties in the Santa Clara area to determine the Fair Market Value of the Premises. Such brokers shall each submit their Fair Market Value within thirty (30) business days of their selection to both Sublessor and Sublessee. If the Fair Market Value each submits is within five percent (5%) of the other, then the average of the two will be the Fair Market Value used to adjust the LOC for the next twelve (12) months. If the difference is greater than five percent (5%) then a third broker shall be selected by the two previous brokers who shall then within ten (10) days of the third broker’s selection determine which of the previous two brokers’ rate is closest to the Fair Market Rent. The third broker shall notify Sublessor and Sublessee of the third broker’s determination which shall be binding upon the parties.

ARTICLE 14

BROKER’S COMMISSIONS

14.1 Commission. Sublessor and Sublessee represent and warrant to each other that each has dealt with the following brokers: CPS/Corfac International (Sublessor’s Broker) and C.B. Richard Ellis (Sublessee’s Broker) and with no other agent, finder, or other such person with respect to this Sublease and each agrees to indemnify and hold the other harmless from any claim asserted against the other by any broker, agent, finder, or other such person not identified above as Sublessor’s Broker or Sublessee’s Broker. The Commission to the Brokers is pursuant to separate agreement.

ARTICLE 15

NOTICES AND PAYMENTS

15.1 Certified Mail. Any notice, demand, request, consent, approval, submittal or communication that either party desires or is required to give to the other party or any other person shall be in writing and either served personally or sent by prepaid, first-class certified mail or commercial overnight delivery service. Such Notice shall be effective on the date of actual receipt (in the case of personal service or commercial overnight delivery service) or two days after deposit in the United States mail, to the following addresses:

Sublessor at:     One Preston Park South

4975 Preston Park Blvd., Suite 400

Plano, TX 75093

Attn: Chief Financial Officer

Sublessee at the Premises, whether or not Sublessee has abandoned or vacated the Premises or notified the Sublessor of any other

address, with a copy to:     Hopkins & Carley

  The Letita Bldg.

  70 South First Street

  San Jose, CA 95113

  Attn: Garth Pickett

ARTICLE 16

ATTORNEYS’ FEES

16.1 Sublessor Made Party to Litigation. If Sublessor becomes a party to any litigation brought by someone other than Sublessee and concerning this Sublease, the Subleased Premises, or Sublessee’s use and occupancy of the Subleased Premises to the extent, based upon any real or alleged act or omission of Sublessee or its authorized representatives, Sublessee shall be liable to Sublessor for reasonable attorneys’ fees and court costs incurred by Sublessor in the litigation.

16.2 Certain Litigation Between the Parties. In the event any action or proceeding at law or in equity or any arbitration proceeding be instituted by either party, for an alleged breach of any obligation of Sublessee under this Sublease, to recover rent, to terminate the tenancy of Sublessee at the Subleased Premises, or to enforce, protect, or establish any right or remedy of a party to this Sublease Agreement, the prevailing party (by judgment or settlement) in such action or proceeding shall be entitled to recover as part of such action or proceeding such reasonable attorneys’ fees, expert witness fees, and court costs as may be fixed by the court or jury, but this provision shall not apply to any cross-complaint filed by anyone other than Sublessor in such action or proceeding.

ARTICLE 17

EXHIBITS

17.1 Exhibits and Attachments. All exhibits and attachments to this Sublease are a part hereof.

IN WITNESS WHEREOF, Sublessor and Sublessee have executed and delivered this Sublease on the date first set forth above.

SUBLESSOR		SUBLESSEE

Entrust, Inc., a Maryland corporation		Roxio, Inc., a Delaware corporation

/S/ F. WILLIAM CONNER		/S/ WM. CHRISTOPHER GOROG

By:	F. William Conner	By:	Wm. Christopher Gorog
Its:	CEO	Its:	CEO

/S/ DAVID L. THOMPSON

By:	David L. Thompson	By:
Its:	CFO	Its:

EXHIBITS

Exhibit “A”	—	Premises and Building*

Exhibit “B”	—	Master Lease between Sobrato Interests II and Entrust Technologies, as amended*

Exhibit “C”	—	Shell Plans*

Exhibit “D”	—	Invoices for Tenant Improvements Submitted By One Work Place Ferrari*

*	The Exhibits to this Amendment have been omitted. Roxio, Inc. agrees to supplementally furnish such Exhibits upon request from the Securities and Exchange Commission.